Exhibit 10.2
LIMITED GUARANTY OF LEASE
This LIMITED GUARANTY OF LEASE (the “Guaranty”) is dated the 17th day of September, 2010, and is made by MORGANS GROUP LLC, a Delaware limited liability company (“Guarantor”) to and for the benefit of HASINA, LLC, a California limited liability company, TARSTONE HOTELS, LLC, a Delaware limited liability company, KALPANA, LLC, a California limited liability company, RIGG HOTEL, LLC, a California limited liability company, and JRIA, LLC, a Delaware limited liability company (collectively, “Lessors”).
RECITALS
A. CLIFT HOLDINGS, LLC, a Delaware limited liability company (“Lessee”), 495 GEARY, LLC, a Delaware limited liability company (“495 Geary”), and MORGANS HOTEL GROUP CO., a Delaware corporation (“Morgans”), on the one hand, and Lessors and TARSADIA HOTELS, a California corporation (“Tarsadia”), on the other hand, have concurrently herewith entered into that certain Settlement and Release Agreement of even date herewith (the “Settlement Agreement”), a copy of which is attached hereto as Exhibit “A,” with respect to the Lessors Action and the Morgans Action (as defined therein).
B. Guarantor is the direct or indirect owner of Lessee and 495 Geary, and will benefit directly from the terms and provisions of the Settlement Agreement.
C. In order to induce Lessors and Tarsadia to enter into the Settlement Agreement, Guarantor has offered and agreed to guaranty the Guaranteed Obligations (as hereinafter defined) (subject to the limitations set forth herein) under that certain “Ground Lease” dated October 14, 2004, as amended from time to time (the “Lease”) for the land and improvements (and certain personal property thereon) located at and commonly known as 495 Geary Street, San Francisco, California (the “Premises”).
D. Except as otherwise defined herein, all capitalized terms shall have the means ascribed to them in the Lease.
AGREEMENT
NOW, THEREFORE, for valuable consideration, including the performance of the promises, covenants, representations and warranties hereinafter set forth, Guarantor, intending to be legally and equitably bound, covenants and agrees as follows:
I.
GUARANTY
1.1. Guarantor hereby irrevocably and unconditionally guarantees and promises to, and for the benefit of, Lessors and each of them, and their successors and assigns, the full and complete payment and performance by Lessee of the Guaranteed Obligations as and when such payment or performance shall become due. As used herein, the term “Guaranteed Obligations”) shall mean any and all Losses (as hereinafter defined) incurred or suffered by Lessors, or any of them, and arising out of or in connection with the occurrence of any of the matters listed below from and after the date hereof:
(a) Lessee (i) fails to pay any installment of Annual Base Rent or Defaulted Rent Payment when due and thereafter within three (3) days after delivery of written notice of such failure to the offices of Lessee (delivered pursuant to the notice provisions of the Lease) and Guarantor (delivered pursuant to the notice provisions set forth herein), and (ii) fails to vacate and surrender the Premises in compliance with its obligations under Section 8.1 of the Lease (subject to the obligations of Lessee to transition operations of the Hotel and the Hotel Business to Lessors in accordance with the terms of Section 9.2 of the Lease, upon the expiration of such three (3) day period; or

(b) An Event of Default occurs as a result of (i) the failure by Lessee to pay any sums (other than Annual Base Rent) under the Lease, or (ii) the breach by Lessee of any non-monetary covenant or obligation of the “Lessee” under the Lease, and in each case Lessee or Morgans disputes the occurrence of such Event of Default, and it is thereafter determined by a final non-appealable judgment that an Event of Default, in fact, occurred; or
(c) Lessee fails to comply with any of its transition and other obligations under Section 9.2 of the Lease and such failure is not cured within two (2) business days after delivery of written notice of such failure to the offices of Lessee (delivered pursuant to the notice provisions of the Lease) and Guarantor (delivered pursuant to the notice provisions set forth herein); or
(d) (i) Guarantor or any person who controls Guarantor files or colludes in or consents to the filing of a petition against Lessee in any court, whether or not under any statute of the United States of America or any State, in any bankruptcy, reorganization, composition, extension, arrangement, insolvency or other debtor-relief proceeding (other than if requested, in writing, to do so by all of Lessors), or (ii) Guarantor or any person who controls Guarantor seeks or consents to the appointment of a receiver, manager, trustee or liquidator for all or substantially all of Lessee’s assets, or (iii) Lessee (A) admits in writing its inability to pay its debts generally as they become due, or (B) files a petition in bankruptcy, insolvency, reorganization, readjustment of debt, dissolution or liquidation under any law or statute of any government or any subdivision thereof, or (C) makes an assignment for the benefit of creditors, or (D) consents to or acquiesces to the appointment of a receiver for itself or the whole or any substantial part of the Premises (other than at the request, in writing, of all of Lessors); or
(e) Guarantor, Morgans, Lessee, 495 Geary or any of their respective Affiliates, in any material respect, upon the occurrence and during the continuation of an Event of Default, interferes with or fails to cooperate with Lessors (i) in the transfer, in accordance with the terms of the Lease, of (A) all sums under the Escrow Accounts, the Capital Reserve Accounts, the FF&E Reserve Account, the Capital Replacement Account, and the Hotel Operating Accounts, together with all other accounts that are subject to the Account Control Agreements, and (B) the FF&E and the Personal Property, or (ii) in the transfer, in accordance with the terms of the Lease, of the liquor licenses, or the control or interest in the Operating Agreement for the Liquor License Company; or

(f) Subject to the provisions of Section 4.1 hereof, Lessee, 495 Geary or Morgans breaches any of its respective representations or warranties as set forth in the Settlement Agreement.
1.2. For the purposes of this Guaranty, the term “Losses” means: (a) any unpaid Rent (including Annual Base Rent and Defaulted Rent Payments) with respect to the period prior to the date Lessors obtain possession of the Premises and Lessee has complied with its obligations under Section 8.1 of the Lease; and (b) any other losses, damages, and expenses directly and proximately arising from the foregoing matters described in this Section 1.1; and (c) any other amounts payable under the Lease and reasonable attorneys’ fees and other reasonable costs of defense, collection and enforcement arising from the foregoing matters; provided, however, that aggregate Losses hereunder shall not exceed an amount equal to Six Million Dollars ($6,000,000.00).
Subject to the provisions of Section 4.1 hereof, Guarantors obligations under this Agreement shall survive the termination or expiration of the Term of the Lease. Guarantor understands and agrees that its obligations under this Guaranty are unconditional, irrevocable and continuing, and that this Guaranty is a guaranty of payment and performance, and not of collection.
1.2 Notwithstanding any other provision of this Guaranty, (i) nothing in this Guaranty shall be deemed to prevent Lessee or Guarantor from, or impose any liability on Lessee or Guarantor as a result of, seeking, in good faith, injunctive relief to contest any exercise by any of Lessors of any remedies on the grounds that either (A) an Event of Default (except an Event of Default arising from Lessee’s failure to pay any installment of Annual Base Rent or Lessee’s failure to pay any portion of the Defaulted Rent Payments) has not occurred or (B) Lessors have failed to comply in all material respects with the requirements of the Lease relating to the exercise of such remedy thereunder.
II.
GUARANTOR’S DUTIES
2.1. Independent Obligations. The liability of Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Guaranteed Obligations, whether executed by Guarantor or by any other party, and the liability of Guarantor hereunder is not affected or impaired by (a) any direction of application of payment by Lessors or by any other party, or (b) any other guaranty, undertaking or maximum liability of Guarantor or of any other party as to Lessee’s obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any revocation or release of any obligations of any other guarantor of the Guaranteed Obligations, or (e) any payment made to Lessors on the Guaranteed Obligations which Lessors repay to Lessee pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Guarantor waives any right to the deferral or modification of Guarantor’s obligations hereunder by reason of any such proceeding.

III.
LESSORS’S RIGHTS
3.1. Enforcement. Lessors reserves the right to proceed against Lessee, Guarantor and/or any other guarantor of the Guaranteed Obligations, or any of them, or all of them, and to enforce against each of Lessee, Guarantor and/or any or all other guarantors of the Guaranteed Obligations, or any or all of them, any and all rights that Lessors may have to said Rent, property taxes, insurance premiums and other sums or charges accrued pursuant to the terms of the Lease. Guarantor understands and agrees that Guarantor’s liability under this Guaranty shall be primary, and that in any right of action which may accrue to Lessors under the Lease or this Guaranty, Lessors, at their option, may proceed against Guarantor without having taken any action or obtained any judgment against Lessee.
3.2. Guarantor’ Waivers. Guarantor hereby irrevocably and unconditionally waives:
(a) All defenses by reason of any disability of Lessee;
(b) Any and all rights it may have now or in the future to require or demand that Lessors pursue any right or remedy Lessors may have against Lessee or any other third party;
(c) Any and all rights it may have to enforce any remedies available to Lessors, now or in the future, against Lessee;
(d) Any and all rights to participate in any security held by Lessors now or in the future;
(e) The right to require Lessors to (i) proceed against Lessee or any other guarantor(s), (ii) proceed against or exhaust any security which Lessors now holds or may hold in the future from Lessee, or (iii) pursue any other right or remedy available to Lessors;
(f) All rights of subrogation, reimbursement, indemnity, and contribution (in each case until such time as the Lease shall have terminated and all of Lessee’s obligations thereunder, and Guarantor’s obligations under this Guaranty, shall have been paid in full), all rights to enforce any remedy Lessors may have against Lessee, and all rights to participate in any security held by Lessors for the obligations of Lessee under the Lease, as well as any defense based upon the impairment of any subrogation, reimbursement, indemnity, or contribution rights, or of any of the other foregoing rights, that Guarantor might have absent the foregoing waiver. Further, Guarantor agrees (a) not to seek to enforce or to obtain any such right, or to accept any payment from any other person, in violation of the foregoing waiver, and (b) that any agreement or other understanding at any time entered into with any person granting any such right to Guarantor shall be null and void; and
(g) Any and all other waivable defenses.

In addition, Guarantor hereby expressly waives and relinquishes all rights, remedies, and defenses accorded by applicable law to guarantors and agrees not to assert or take advantage of any such rights, remedies, or defenses, including but not limited to: (a) the defense of the statute of limitations in any action hereunder or in any action for the collection of any indebtedness or the performance of any obligation hereby guaranteed; (b) any defense that may arise by reason of the incapacity, lack of authority, death or administration, bankruptcy, or any other proceeding) of any other person or persons; (c) any defense based upon the failure to give notice of the acceptance of this Guaranty by any person; (d) any defense based upon the failure to make, give, or serve demand, notice of default or nonpayment, presentment, protest and all other notices of any kind to which Guarantor might otherwise be entitled in connection with this Guaranty or the Lease (but not including any notice to Lessee referred to in Section 1.1(a) or any notice to Lessee of an alleged default under the Lease); (e) all rights and defenses arising out of an election of remedies by Lessors; (f) any defense based upon any lack of diligence by Lessors in the collection of any sums owing under the Lease; (g) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (h) any duty on the part of Lessors to disclose to Guarantor any facts Lessors may now or hereafter know about Lessee, regardless of whether Lessors has reason to believe that any such facts materially increase the risk beyond that which Guarantor intends to assume or has reason to believe that such facts are unknown to Guarantor or has a reasonable opportunity to communicate such facts to Guarantor, it being understood and agreed that Guarantor is fully responsible for being and keeping informed of the financial condition of Lessee and of all circumstances bearing on the risk of nonpayment of any obligations hereby guaranteed; and (i) any defense arising because of an election made by Lessors under the Federal Bankruptcy Code.
IV.
ALTERATION, MODIFICATION OR ASSIGNMENT
4.1. Effect of Assignment, Extension, Modification or Termination of Lease. Guarantor understands and agrees that the obligations of Guarantor under this Guaranty shall in no way be affected by any assignment, subletting, extension, modification, alteration or termination of the Lease or any interest therein, including, but not limited to, Lessee entering into any sublease thereunder, or any assignment of any of Lessee’s rights or obligations under the Lease, and any such assignment, extension, modification, alteration or termination of the Lease, shall in no way release or discharge Guarantor from any obligations accruing under this Guaranty; provided, however, upon any assignment of all of Lessee’s interest in and to the Lease, and the leasehold estate created thereby, in compliance with the terms of the Lease, in a bona fide transaction, to a Transferee in which none of Morgans, Lessee, 495 Geary or any of their direct or indirect commonly controlled affiliates or controlling persons have any direct or indirect ownership or control, and either (x) such Transferee has a net worth, determined in accordance with generally accepted accounting principles of at least Twenty-Five Million Dollars ($25,000,000.00), or (y) a Person with such net worth enters into a guaranty in substantially the same form as, and in replacement for, this Guaranty, then for occurrences and events first arising in any periods thereafter Guarantor shall have no liability; and provided further that except as otherwise set forth in this Guaranty, upon surrender of possession of the Premises in accordance with the Lease, the obligations of Guarantor under this Guaranty shall terminate. The term “Lease” shall include all amendments, modifications, alterations and extensions of the Lease.

4.2. Assignment. Guarantor understands and agrees that any transfer of the Lease and/or the Premises by Lessors, or any of them, or any rights or obligations accruing thereunder, shall in no way affect Guarantor’s obligations under this Guaranty, and all such assignees and successors of Lessors (or any of them) shall hold the benefits hereof and may enforce the provisions hereof.
4.3. Delay in Enforcement. Guarantor understands and agrees that any failure or delay of Lessors to enforce any of its rights under the Lease or this Guaranty shall in no way affect Guarantor’s obligations under this Guaranty.
V.
MISCELLANEOUS
5.1. Notices. Except as otherwise expressly provided in this Guaranty, all notices, requests, demands and other communications hereunder (“Notices”) shall be in writing and shall be deemed delivered by (i) hand delivery upon receipt, (ii) registered mail or certified mail, return receipt requested, postage prepaid, upon the third day after deposit into the United States mail, (iii) by confirmed telecopy or facsimile transmission when sent, or (iv) overnight courier (next business day delivery) on the next business day at 12:00 noon, whichever shall occur first, as follows:

To Guarantor:	Morgans Group LLC.
475 Tenth Avenue
New York, New York 10018
Attention: General Counsel
Telephone: (212) 277-4100
Telecopier: (212) 277-4280

With a copy to:	Hogan Lovells US LLP
Columbia Square
555 Thirteenth street, NW
Washington, DC 20004
Attn: Bruce Gilchrist, Esq.
Telephone: (202) 637-5600
Telecopier: (202) 637-5910

To Lessors:	TARSADIA HOTELS
Attn: Renee Molloy
620 Newport Center Drive
Fourteenth Floor
Newport Beach, CA 92660
Telephone: (949) 610-8016
Telecopier: (949) 610-8216

With a Copy to:	TARSADIA HOTELS
Attn: Edward G. Coss, Esq.
620 Newport Center Drive
Fourteenth Floor
Newport Beach, CA 92660
Telephone: (949) 610-8022
Telecopier: (949) 610-8222
Any correctly addressed Notices that is refused, unclaimed or undelivered because of an act or omission of the party to be notified shall be considered to be effective as of the first (1st) day that the notice was refused, unclaimed or considered undeliverable by the postal authorities, messenger or overnight delivery service. The parties hereto shall have the right from time to time, and at any time to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America, by giving to the other party at least thirty (30) days prior written notice thereof, in the manner prescribed herein; provided, however, that to be effective, any such change of address must be actually received (as evidenced by a return receipt).
5.2. Subrogation. Guarantor understands and agrees that Guarantor shall have no right to subrogation against Lessee until such time as all of Lessee’s obligations to Lessors have been fully paid and discharged.
5.3. Assignability. This Guaranty may be assigned in whole or in part by Lessors upon written notice to Guarantor. Guarantor shall have no right of assignment or delegation of this Guaranty or Guarantor’s obligations hereunder.
5.4. Successors and Assigns. The terms and provisions of this Guaranty shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.
5.5. Modification of Guaranty. This Guaranty constitutes the full and complete agreement between the parties hereto, and it is understood and agreed that the provisions hereof may only be modified by a writing executed by both parties hereto.
5.6. Invalidity. If any term, provision, covenant or condition of this Guaranty is held to be void, invalid or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

5.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California. If any legal action is necessary to enforce the terms and conditions of this Agreement, the parties agree that the United States District Court for the Northern District of California, located in the State of California, County of San Francisco, or if such court determines, on its own motion, without petition or request of any party hereto, that it lacks jurisdiction, the California State Superior Court in and for the County of San Francisco shall be the sole venue and jurisdiction for the bringing of such action.
5.8. Professional Fees and Costs. If a lawsuit, arbitration or other proceedings are instituted by any party to enforce any of the terms or conditions of this Guaranty against any other party hereto, the prevailing party in such litigation, arbitration or proceedings shall be entitled, as an additional item of damages, to such reasonable attorneys’ and other professional fees and costs (including, but not limited to, witness fees), court costs, arbitrators’ fees, arbitration administrative fees, travel expenses, and other out-of pocket expenses or costs of such other proceedings, as may be fixed by any court of competent jurisdiction, arbitrator or other judicial or quasi-judicial body having jurisdiction thereof, whether or not such litigation or proceedings proceed to a final judgment or award. For the purposes of this Section, any party receiving an arbitration award or a judgment for damages or other amounts shall be deemed to be the prevailing party, regardless of amount of the damage awarded or whether the award or judgment was based on all or some of such party’s claims or causes of action.
5.9. No Waiver. The failure or delay (without regard to the length of time of such failure or delay) by Lessors to enforce or insist on the strict performance of any covenant, term, obligation, provision, right, option or condition hereunder, or to pursue any action, claim or right arising from any breach, default, or non-performance of any term, obligation or provision of this Guaranty, shall not constitute or be construed as a waiver or forgiveness of such covenant, term, obligation, provision, right, option, condition, breach, default or non-performance. To be binding upon and against Lessors, any waiver must (a) be in writing and signed by all of Lessors, (b) be delivered to Guarantor (in accordance with the provisions of Section 5.1 hereof), and (c) identify and specify, in reasonable detail, the covenant, term, obligation, provision, right, option, condition, breach, default or non-performance being waived; any purported waiver not complying therewith shall not be effective or binding on Lessors. In addition, any previous waiver for the benefit of Guarantor may not be relied upon or be enforced by Guarantor’s successors and assigns, and shall not be binding on Lessors. Under no circumstances shall a waiver by Lessors complying with the provisions hereof constitute or be construed as a continuing waiver of any subsequent failure, default, breach or non-performance of any covenant, term, obligation, provision, right, option or condition under this Guaranty.
5.10. Construction of Guaranty. The parties hereto have negotiated this Guaranty at length, and have had the opportunity to consult with, and be represented by, their own competent counsel. This Guaranty is therefore deemed to have been jointly prepared. In determining the meaning of, or resolving any ambiguity with respect to, any word, phrase or provision of this Guaranty, no uncertainty or ambiguity shall be construed or resolved against any party under any rule of construction, including the party primarily responsible for the drafting and preparation of this Guaranty.

The words “herein,” “hereof,” “hereunder” and words of similar reference shall mean this Guaranty. The words “this Guaranty” include the exhibits, addenda and any future written modifications, unless otherwise indicated by the context. All words in this Guaranty shall be deemed to include any number or gender as the context or sense of the Guaranty requires. The words “will,” “shall” and “must” in this Guaranty indicate a mandatory obligation. The use of the words “include,” “includes” and “including” followed by one or more examples is intended to be illustrative and is not a limitation on the scope of the description or term for which the examples are provided. All dollar amounts set forth in this Guaranty are stated in United States dollars, unless otherwise specified. The words “day” and “days” refer to calendar days unless otherwise stated. The words “month” and “months” refer to calendar months unless otherwise stated. The words “year” and “years” refer to calendar years unless otherwise stated. When determining when a period begins to run, the day after receipt, delivery, or occurrence shall be the first (1st) day after such date, unless the context clearly indicates otherwise.
5.11. Waiver of Jury Trial. ALL DISPUTES WITH RESPECT TO THIS AGREEMENT, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE ARISING OUT OF, CONNECTED WITH, OR RELATED OR INCIDENTAL TO, THE TRANSACTION GIVING RISE TO THIS AGREEMENT, SHALL BE TRIED BEFORE A JUDGE IN A COURT OF COMPETENT JURISDICTION AS PROVIDED HEREIN, WITHOUT A JURY. THE JUDGE IN SUCH COURT OF COMPETENT JURISDICTION SHALL HAVE THE POWER TO GRANT ALL LEGAL AND EQUITABLE REMEDIES. BY EXECUTING THIS AGREEMENT, EACH PARTY HEREBY WAIVES AND COVENANTS NOT TO ASSERT THEIR CONSTITUTIONAL RIGHT TO TRIAL BY JURY OF ANY DISPUTES RELATING TO THIS AGREEMENT AND/OR THE ACTS OR OMISSIONS OF A PARTY HERETO THEREUNDER, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE ARISING OUT OF, CONNECTED WITH, OR RELATED OR INCIDENTAL TO, THE TRANSACTION GIVING RISE TO THIS AGREEMENT. THIS MUTUAL WAIVER OF JURY TRIAL SHALL BE BINDING UPON THE RESPECTIVE SUCCESSORS AND ASSIGNS OF SUCH PARTIES AND UPON ALL PERSONS AND ENTITIES ASSERTING RIGHTS OR CLAIMS OR OTHERWISE ACTING ON BEHALF OF A PARTY AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS.
VI.
EXECUTION
IN WITNESS WHEREOF, the undersigned has executed this Guaranty and made it effective this 17th day of September 2010.

GUARANTOR:

MORGANS GROUP LLC, a Delaware limited liability company

By:	Morgans Hotel Group Co., its managing member

By:	/s/ Fred J. Kleisner

	Name:	Fred J. Kleisner
	Title:	Chief Executive Officer